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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 5, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Reports to Shareholders of EAFE Equity Index Fund, Small Cap Index Fund, U.S. Bond Index Fund (constituting parts of the BT Advisor Funds) and EAFE Equity Index Portfolio, Small Cap Index Portfolio, and U.S. Bond Index Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Counsel and Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Baltimore, Maryland
April 26, 1999